Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”), dated as of October 17, 2023, is entered into by and between Cyclerion Therapeutics, Inc. and its successors and assigns (the “Employer”) and Anjeza Gjino (the “Employee”) (the Employer and the Employee, each individually a “Party,” and collectively referred to as the “Parties”)

WHEREAS, the Employee is an at-will employee of the Employer;

WHEREAS, the Parties have agreed that Employee will separate her employment from Employer, as provided in this Agreement and, in connection with such separation of employment, Employer has agreed to provide Employee with certain benefits to which Employee would not otherwise be entitled absent the execution of this Agreement and an ancillary release;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

Separation of Employment.  The Employee’s last day of employment with the Employer shall be two (2) business days after the filing of the Employer’s Form 10-Q for the quarter ended September 30, 2023 (the “Q3 10-Q”), with the Securities and Exchange Commission in November 2023 (the “Separation Date”).  After the Separation Date, the Employee will not represent herself as being an employee, officer, agent, or representative of the Employer for any purpose.  The Separation Date is the employment termination date for the Employee for all purposes, and the Employee is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date, except as otherwise set forth in this Agreement.  During the period between her execution of this Agreement and the Separation Date, Employee’s only employment-related obligations will be to assist Employer with the orderly transition of her responsibilities as Chief Financial Officer and to sign, and assist in the completion of, the Q3 10-Q.

Extension of Stock Option Exercise Period. The period in which the Employee may exercise eligible outstanding unexercised stock options granted pursuant to the Employer’s equity incentive plans that have vested as of the Separation Date shall be extended to the twenty-four (24) month anniversary of the Separation Date, provided if the original termination date of a stock option is an earlier date, such original termination date shall continue to apply. You understand and agree that you will cease vesting in any of your outstanding options granted under the Employer’s equity incentive plans as of the Separation Date.

Non-Compete. Any provision in any agreement between Employer and Employee, including but limited to Section 4 of the Employee Proprietary Information and Intellectual Property and Noncompetition Agreement, dated March 19, 2019, that restricts or limits in any way Employee’s ability to consult with or be employed by any other entity and/or to be engaged in any business activity around the world which is in competition with the products or services being developed, manufactured, marketed, promoted, or sold by Employer shall not apply for any period longer than six months from the Separation Date.

Non-Disparagement. Employee agrees not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding Employer and their current and former employees, officers, directors and agents. Employer likewise agrees not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding Employee.

Return of Property. The Employee agrees that on or before the Separation Date she will return all Employer property that is in her possession, including without limitation, identification cards or badges, access codes or devices, keys, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, and physical files, except for any laptop currently used by Employee which Employee may keep.  Employee further affirms that she will not copy or take any information, documents or materials that are confidential and/or proprietary to the Employer, including any of the foregoing contained on such laptop, which shall be purged thereof.

Separation Benefits. As consideration for the Employee’s execution of and compliance with this Agreement, including the Employee’s waiver and release of claims as set forth in Exhibit A hereto, the Employer agrees that, on the Effective Date,  Employer shall pay to Employee in a lump sum payment: (1) any of Employee’s accrued but previously unpaid annual base salary through the Separation Date, less all applicable tax and payroll withholdings; (2) an additional payment of $204,000 (Two Hundred and Four Thousand Dollars), less all applicable tax and payroll withholdings; (3) a payment of $22,000 for COBRA/medical insurance coverage; (4) reimbursement of any reasonable business expenses incurred by Employee in accordance with the Employer’s applicable business expense policy but not yet paid prior to the Separation Date, provided, that Employee submits proper receipts for such expenses within five (5) days after the Separation Date, other than such expenses incurred as of the date hereof, which must be submitted prior to the date hereof; and (5) unused and accrued vacation time.  If within six months of the Separation Date Employee has not secured a new full-time position with another company, Employer shall extend to Employee an additional lump sum payment of $102,000 (One Hundred and Two Thousand Dollars) less all applicable tax and payroll withholdings.  If within nine months of the Separation Date Employee has still not secured any such full-time position, Employer shall extend to Employee an additional lump sum payment of $102,000 (One Hundred and Two Thousand Dollars) less all applicable tax and payroll withholdings.

The Employee understands, acknowledges and agrees that the separation payments and benefits exceed what Employee is otherwise entitled to receive from the Employer upon separation from employment from the Employer, and that these payments are in exchange for executing this Agreement.  The Employee further acknowledges that she has no entitlement to any additional payment or consideration not specifically referenced herein.  Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer to provide these or other benefits to any individuals other than the Employee.

Employee shall be entitled, if otherwise eligible, to exercise the right to continued coverage under the Employer’s medical benefit plan (the “Plan”) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 490B et seq. (“COBRA”).

General Release & Waiver. In exchange for the consideration provided in this Agreement, the Employee will execute on the Separation Date the General Release & Waiver attached hereto as Exhibit A.

Knowing and Voluntary Acknowledgment.

The Employee specifically agrees and acknowledges that:

the Employee has read this Agreement and Exhibit A hereto in their entirety and understands all of their terms;

by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement and Exhibit A hereto;

the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in Exhibit A hereto;

the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

the Employee understands that the waiver and release in Exhibit A to this Agreement is being requested in connection with the Employee’s separation of employment from the Employer.

The Employee further acknowledges that under the General Release & Waiver annexed hereto as Exhibit A, the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and Exhibit A hereto and to consult with an attorney of the Employee’s choice.

Further, the Employee acknowledges that the Employee shall have an additional seven (7) days from signing Exhibit A to this Agreement to revoke consent to Employee’s release of claims under the ADEA by delivering notice of revocation to Errol De Souza, Chairman of the Board, by email at errolbdesouza@gmail.com, before the end of the seven-day period.  In the event of a revocation by the Employee, this Agreement shall be treated as null and void in its entirety, and the Parties shall have no obligations under it.

The Parties agree that this Agreement shall not become effective until the eighth (8th) day after the Employee has signed, on the Separation Date, without revoking, Exhibit A to this Agreement (“Effective Date”).

Confidentiality. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors (provided that the foregoing maintain the confidentiality of any such information), or to the extent required by law. Employee further agrees that she shall not disclose and will continue to treat as confidential any proprietary, non-public information regarding the Employer including, but not limited to, its finances, structure, donors, grantees, and internal processes.

Nothing contained in this Agreement is intended to or shall limit or interfere with the Employee’s ability to do the following without notice to the Company, directly or through an attorney:  (i) speaking or otherwise communicating with law enforcement, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Labor Relations Board (NLRB), or any other federal, state, local, administrative or self-regulatory agencies (the “Exempt Agencies”), or an attorney retained by the employee; (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any investigation or proceeding of an Exempt Agency; or (iii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Employee is otherwise entitled.  Otherwise, in the event that the Employee receives a subpoena, request for production, or is ordered or otherwise compelled to disclose the information covered by this Agreement or otherwise concerning her employment with Employer, whether in a legal or regulatory proceeding or otherwise, the Employee shall, to the extent permitted by law, provide the Employer with prompt notice of such subpoena, request or order so that the Employer  may have the opportunity to seek to prevent disclosure.

Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Employee fails to comply with any of the terms of this Agreement, the Employer may, in addition to any other remedies it may have, reclaim, as permitted by law, any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

Successors and Assigns.  The Employer may freely assign this Agreement at any time.  This Agreement shall inure to the benefit of the Employer and the Affiliates of the Employer, and their respective successors and assigns, and will be binding upon the Employee’s heirs, executors, administrators, and other legal representatives.  The Employee may not assign this Agreement or any part hereof.  Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to any conflict of laws principles.  Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in the courts in the State of Massachusetts.  The exclusive forum for any such dispute will be such courts.  The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.  The Employee agrees that she has not relied on any representations, promises or agreements of any kind in executing this Agreement, other than those set forth in the Agreement.

Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and an authorized representative of the Employer.  No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Severability. If any provision of this Agreement is held by a court or other decision-maker of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement is held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall remain in full force and effect and continue to be binding upon the Parties, with any such modification to become a part hereof and treated as though originally set forth in this Agreement, provided, however, that if any part of the general release and waiver herein is held to be unenforceable, then Employer has the right to treat the entire Agreement as null and void.

Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

No Admission of Liability.  Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer or any Released Party.

Notices.  Unless otherwise provided herein, any notice, communication or service of process to any Party under this Agreement shall be in writing and shall be transmitted by a nationally recognized overnight carrier, prepaid, specifying next business day delivery with written verification of receipt, and shall be addressed as follows unless a Party subsequently specifies by written notice to the other Party a different address: (i) for Employer: Cyclerion Therapeutics, Inc., President, 245 First Street, 18th Floor, Cambridge, MA 02142; and (ii) for Employee: the address on file for the Employee (if to the Employee).

Attorneys’ Fees and Costs. Should a Party to this Agreement breach any of the terms of this Agreement or the post-termination obligations articulated herein, to the extent authorized by applicable law, that party will be responsible for payment of all reasonable attorneys’ fees and costs that the other party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE RELEASE, WAIVER AND COVENANTS HEREIN. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT BEFORE SIGNING THIS AGREEMENT, THE EMPLOYEE HAS HAD AN ADEQUATE TIME TO CONSIDER WHETHER TO AGREE TO THE TERMS SET FORTH HEREIN, THE OPPORTUNITY TO ASK QUESTIONS, AND THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE, IF THE EMPLOYEE SO WISHED.

IN WITNESS WHEREOF, the Parties have executed this Agreement as below:

Cyclerion Therapeutics, Inc.

		By:	/s/ Peter M. Hecht
Date: October 17, 2023
Name: Peter M. Hecht
Title: Chief Executive Officer

EMPLOYEE – Anjeza Gjino
Signature:	/s/ Anjeza Gjino
Date: October 17, 2023

EXHIBIT A
GENERAL RELEASE & WAIVER

Anjeza Gjino (“Gjino”) and her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”), for good and valuable consideration set forth more fully in the Separation and Release of Claims Agreement between Gjino and her employer the Cyclerion Therapeutics, Inc. and its successors and assigns (“Employer”), dated as of October 12, 2023, irrevocably and unconditionally fully and forever waive, release, and discharge the Employer and each of its respective predecessors and successors, past, present and future assigns, and past and present officers, directors, employees, shareholders, trustees, partners and agents, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Gjino may have or has ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Gjino’s execution of this General Release & Waiver, including, but not limited to:

any and all Claims arising out of, or which might be considered to arise out of or to be connected in any way to, Gjino’s employment with the Employer or any other Released Party, or the termination thereof;

any and all Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), Massachusetts General Laws Chapter 151B, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the foregoing identification of specific laws is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this General Release & Waiver of claims excludes, and the Employee does not waive, release, or discharge:

any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, or to participate, cooperate, assist or testify in an investigation or proceeding in connection with an administrative charge or complaint, although the Employee waives any right, only if and to the extent permitted by the relevant law, to monetary relief related to such administrative charges or complaints;

claims which cannot be waived by the applicable federal, state or local law; and any rights to vested benefits, such as pension or retirement benefits;

any rights or claims under the Separation and Release Agreement or this General Release & Waiver;

any rights or claims to indemnification and/or insurance coverage by Employer, or on behalf of Employer, including to advance costs and for attorneys’ fees and costs, whether as an executive, former executive, director or former director, or otherwise;

any rights or claims as a shareholder of Employer;

any rights or claims that arise after the date that of this General Release & Waiver;

any claim or right Employee may have under COBRA;

any medical claim incurred during Employee’s employment that is payable under applicable employer-sponsored group medical plans or an employer-insured liability plan.

IN WITNESS WHEREOF, Gjino has caused this General Release & Waiver to be executed on the date set forth below.

Signature:	/s/ Anjeza Gjino
Anjeza Gjino
Date:	October 17, 2023